Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS SALE OF WOODBRIDGE FACILITY

DALLAS, TX, August 26, 2010 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported that it has completed the sale of its Woodbridge, Virginia deck manufacturing facility. USHS ceased offering deck products in December 2008.

USHS reported that proceeds from the sale were approximately $1.0 million after commissions, retirement of the mortgage on the property, including a prepayment fee of $73,000, and other related expenses.

Murray Gross, chairman and chief executive officer, commented, “We are delighted to have completed the sale of the property. In the third quarter 2010, we will record a one-time loss on the sale of the facility of approximately $169,000 which includes the prepayment fee on the pay off of the mortgage. Despite the one time charge, we will recognize on-going annual savings. In 2009 we incurred expenses of $167,000 related to the facility including property taxes, repairs, maintenance and interest on the mortgage.”

Mr. Gross continued, “We intend to retain the proceeds generated from the transaction for on-going working capital purposes. With the sale of this facility, this completes our transition out of the deck business.”

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.